Exhibit 10.2

January 31, 2021

Leisure Acquisition Corp.

250 West 57th Street, Suite 415

New York, New York 10107

Re: LACQ -- Reduction of Deferred Discount

Ladies and Gentlemen:

This letter references the underwriting agreement (the “Underwriting Agreement”), dated December 1, 2017, among the undersigned, as the underwriters named on Schedule I of the Underwriting Agreement (the “Underwriters”), and Leisure Acquisition Corp., a Delaware corporation (the “Company”), providing for the issuance and sale to the several Underwriters of an aggregate of 20,000,000 units of the Company. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Underwriting Agreement.

The Underwriters agree to forfeit (and irrevocably waive any right to) $4,750,000 of the Deferred Discount that is to be paid to the Underwriters upon the consummation of a Business Combination and paid out of the proceeds of the Offering held in the Trust Account in accordance with Section 6(hh) of the Underwriting Agreement (this amount being incremental to the $250,000 forfeiture of November 23, 2020). As a result of the foregoing forfeiture and waiver, the remaining Deferred Discount equals $2,000,000, which amount may be settled (i) in cash (the “Deferred Cash Payment”) or (ii) if, at the reasonable determination of the Company, there will be insufficient cash upon consummation of the Business Combination to pay the entire Deferred Discount in cash, through the issuance to the Underwriters of common shares of the Company (valued at $10.00 per share) (the “Deferred Shares Payment”). Each of the Underwriters shall be entitled to 50% of each of (i) the Deferred Cash Payment and (ii) the Deferred Shares Payment; provided, that, Morgan Stanley & Co. LLC forfeits any right to any Deferred Shares Payment it otherwise would be entitled to. Except as modified by this paragraph, the Underwriting Agreement shall otherwise remain in full force and effect.

Leisure Acquisition Corp.

January 31, 2021

The Company agrees to include any shares issued as part of the Deferred Shares Payment on any registration statement filed by the Company following the closing of the Company’s initial Business Combination for which such shares are eligible.

Sincerely,

MORGAN STANLEY & CO. LLC

By:	/s/ Jon Sierant
Name:	Jon Sierant
Title:	Executive Director

EARLYBIRDCAPITAL, INC.

By:	/s/ Steven Levine
Name:	Steven Levine
Title:	CEO

Acknowledged and accepted by:

LEISURE ACQUISITION CORP.

By:	/s/ Daniel B. Silvers
Name:	Daniel B. Silvers
Title:	Chief Executive Officer